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AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
YAHOO! INC.

    The undersigned, John E. Place, hereby certifies that:

    1.  He is the sole incorporator of Yahoo! Inc., a Delaware corporation.

    2.  The Certificate of Incorporation of this corporation was originally filed with the Secretary of State of Delaware on March 24, 1999.

    3.  The Certificate of Incorporation of this corporation shall be amended and restated to read in full as follows:

ARTICLE I

    The name of this corporation is Yahoo! Inc. (the "Corporation").

ARTICLE II

    The address of the Corporation's registered office in the State of Delaware is 1013 Centre Road, Wilmington, Delaware 19805, County of New Castle. The name of its registered agent at such address is Corporation Service Company.

ARTICLE III

    The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE IV

    (A) Classes of Stock. The Corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the Corporation is authorized to issue is Nine Hundred Ten Million (910,000,000) shares, each with a par value of $0.001 per share. Nine Hundred Million (900,000,000) shares shall be Common Stock and Ten Million (10,000,000) shares shall be Preferred Stock.

    (B) The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized, within the limitations and restrictions stated in this Certificate of Incorporation, to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and the number of shares constituting any such series and the designation thereof, or any of them; and to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

ARTICLE V

    The number of directors of the Corporation shall be fixed from time to time by a bylaw or amendment thereof duly adopted by the Board of Directors.

ARTICLE VI

    In the election of directors, each holder of shares of any class or series of capital stock of the Corporation shall be entitled to one vote for each share held. No stockholder will be permitted to cumulate votes at any election of directors.

ARTICLE VII

    No action shall be taken by the stockholders of the Corporation other than at an annual or special meeting of the stockholders, upon due notice and in accordance with the provisions of the Corporation's bylaws.

ARTICLE VIII

    The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE IX

    The Board of Directors of the Corporation is expressly authorized to make, alter or repeal the Bylaws of the Corporation.

ARTICLE X

    Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

ARTICLE XI

    (A) To the fullest extent permitted by the General Corporation Law of Delaware, as the same may be amended from time to time, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the General Corporation Law of Delaware is hereafter amended to authorize, with the approval of a corporation's stockholders, further reductions in the liability of the Corporation's directors for breach of fiduciary duty, then a director of the Corporation shall not be liable for any such breach to the fullest extent permitted by the General Corporation Law of Delaware, as so amended.

    (B) Any repeal or modification of the foregoing provisions of this Article XI shall not adversely affect any right or protection of a director of the Corporation with respect to any acts or omissions of such director occurring prior to such repeal or modification.

ARTICLE XII

    (A) To the fullest extent permitted by applicable law, the Corporation is also authorized to provide indemnification of (and advancement of expenses to) agents (and any other persons to which Delaware law permits the Corporation to provide indemnification) through bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the Delaware General Corporation Law, subject only to limits created by applicable Delaware law (statutory or non-statutory), with respect to actions for breach of duty to a corporation, its stockholders, and others.

    (B) Any repeal or modification of any of the foregoing provisions of this Article XII shall not adversely affect any right or protection of a director, officer, agent or other person existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director, officer or agent occurring prior to such repeal or modification.

*  *  *

    The foregoing Amended and Restated Certificate of Incorporation has been duly adopted by the sole incorporator in accordance with the applicable provisions of Sections 241 and 245 of the General Corporation Law of the State of Delaware.

Executed at Santa Clara, California, on April  , 1999.

John E. Place
Incorporator

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AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF YAHOO! INC.
ARTICLE I
ARTICLE II
ARTICLE III
ARTICLE IV
ARTICLE V
ARTICLE VI
ARTICLE VII
ARTICLE VIII
ARTICLE IX
ARTICLE X
ARTICLE XI
ARTICLE XII